Exhibit 99.1

NOT FOR DISTRIBUTION TO UNITED STATES WIRE SERVICES OR FOR
DISSEMINATION IN THE UNITED STATES

Touchpoint Metrics Completes Initial Tranche
of Non-Brokered Private Placement

San Francisco, California, July 2, 2013 - Touchpoint Metrics, Inc. (OTCBB: TPOI) (the “Company”), is pleased to announce that the Company has completed the initial tranche of its non-brokered private placement of up to 6,000,000 shares of common stock (the “Shares”), at a price of US$0.35 per Share (the “Offering”).  The Company has issued a total of 2,948,856 Shares at a price of US$0.35 per Share for aggregate proceeds of US$1,032,100.  All Shares were issued in reliance of Rule 903 of Regulation S of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and available exemptions from the prospectus requirements under applicable Canadian securities laws.  No commissions were paid by the Company in connection with the Offering.  The proceeds from the Offering will be used for general corporate purposes, including infrastructure, product development, marketing and sales and working capital.

This news release does not constitute an offer to sell or solicitation of an offer to buy any of the Company's securities in the United States. The securities have not been and will not be registered under the U.S. Securities Act or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration requirements is available. The Shares issued under the Offering are “restricted securities” under the U.S. Securities Act and are also subject to a minimum four month hold period under Canadian securities laws.

For more information, please contact

Touchpoint Metrics, Inc.
(415) 526-2655
info@tpmetrics.com

Forward Looking Information

Certain disclosure in this release, including statements regarding the completion of the private placement, constitute forward-looking statements. In making the forward-looking statements in this release, the Company has applied certain factors and assumptions that are based on the Company's current beliefs as well as assumptions made by and information currently available to the Company, including that the Company is able to obtain any government or other regulatory approvals required to complete the balance of the private placement and that the Company is able to complete the private placement. Although the Company considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect, and the forward-looking statements in this release are subject to numerous risks, uncertainties and other factors that may cause future results to differ materially from those expressed or implied in such forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and expressly disclaims any intention or obligation to, update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

No regulatory authority nor any regulation services provider has approved or disapproved the information contained in this news release